FORM 4
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   DuBois             Rene                 J.
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   (Last)            (First)            (Middle)

   24 Pheasant Brook Court
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                     (Street)

   Bedminster             NJ            07921
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   (City)               (State)         (Zip)

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2. Issuer Name AND Ticker or Trading Symbol

   H Power Corp. ("HPOW")

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   May 2002

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

   Vice President Sales, Portable and Mobile Products
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Mo/       (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Yr)        Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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Common Stock, $0.001
  par value per share   5/8/2002       P                500        A       $2.02        1,300              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (over)
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).     (Print or Type Responses)  SEC 2270 (3-99)


                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Mo/          (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Yr)            and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Mo/       8)        4 and 5)     Exer-    Expir-           or No.   ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            of       (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Yr)      Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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Explanation of Responses:

              /s/ Rene J. DuBois                               June 3, 2002
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              ** Signature of Reporting Person                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.

      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.